EXHIBIT 99.1
EZCORP RAISES EARNINGS GUIDANCE FOR SECOND QUARTER
AUSTIN, Texas (April 17, 2006) — EZCORP, Inc. (Nasdaq/NM: EZPW) announced today that it expects earnings for its second fiscal quarter ended March 31, 2006 to be in the range of $0.54 to $0.56 per share, significantly higher than its previously announced guidance of $0.40 to $0.43. During the quarter, the Company realized stronger than expected growth in sales gross profit and signature loan contribution. These two factors are the primary reasons for the stronger than expected performance.
The Company will release earnings for its second fiscal quarter, following the close of market, on Tuesday, April 25, 2006. You are invited to listen to a conference call discussing these results at 3:30 pm Central Time on the 25th. The conference call can be accessed over the Internet (or replayed at your convenience) at the following address.
http://www.videonewswire.com/event.asp?id=33261
EZCORP is a lender and provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 281 EZPAWN locations, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 263 EZMONEY locations and 83 EZPAWN locations, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, new store expansion and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.